Filed pursuant to Rule 424(b)(3)

Registration No. 333-256938

PROSPECTUS SUPPLEMENT NO. 14

(to Prospectus dated June 16, 2021)

 Hydrofarm Holdings Group, Inc.

3,369,138 Shares of Common stock

This prospectus supplement supplements the prospectus dated June 16, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-256938). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 13, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relates to the offer and sale from time to time of up to 3,369,138 shares of our common stock by the selling stockholders listed on page 26 of the Prospectus. The number of shares offered for sale by the selling stockholders consists of up to 3,369,138 shares of our common stock currently issuable upon the exercise of warrants held by the selling stockholders, which were issued in connection with a private placement of units, each consisting of a share of common stock and a warrant to purchase an additional one-half (1/2) share of common stock, which concluded on October 30, 2018. The shares of our common stock offered hereby are issuable upon the exercise of warrants issued by us in a series of private placement transactions completed prior to the filing of the registration statement containing the Prospectus.

Our common stock is traded on The Nasdaq Global Select Market under the symbol “HYFM.” On June 10, 2022, the closing price of our common stock was $4.96 per share.

Investing in our common stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 21 of the Prospectus to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 13, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 7, 2022

Hydrofarm Holdings Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39773	81-4895761
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1510 Main Street Shoemakersville, Pennsylvania 19526
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (707) 765-9990

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	HYFM	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Stockholders.

On June 7, 2022, Hydrofarm Holdings Group, Inc. (the “Company”) held its 2022 annual meeting of stockholders (the “Annual Meeting”) via live webcast on the Internet. Of the 44,861,510 shares of common stock issued and outstanding and eligible to vote as of the record date of April 14, 2022, a quorum of 30,392,584 shares, or 67.74% of the eligible shares, was present at the meeting or represented by proxy.

The following actions were taken at the Annual Meeting:

1.	The following nominees were reelected to serve on the Board as Class II Directors until the 2025 annual meeting of stockholders and until their respective successors are duly elected and qualified, based on the following votes:

NAME	FOR	WITHHELD	BROKER NON-VOTES
Renah Persofsky	16,695,312	6,792,655	6,904,617
Melisa Denis	18,324,469	5,163,498	6,904,617

After the Annual Meeting, William Toler and Patrick Chung continued to serve as Class I Directors for terms that expire at the 2024 annual meeting of stockholders and Richard D. Moss and Susan P. Peters continued to serve as Class III Directors for terms that expire at the 2023 annual meeting of stockholders.

2.	The appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 was ratified, based on the following votes:

FOR	AGAINST	ABSTAIN
30,354,850	25,277	12,457

3.	The stockholders of the Company approved, on an advisory basis, the frequency of future stockholder advisory votes on the compensation of the Company’s named executive officers. The following is a breakdown of the voting results:

EVERY YEAR	EVERY TWO YEARS	EVERY THREE YEARS	ABSTAIN	BROKER NON-VOTES
20,698,741	2,540,863	47,004	201,359	6,904,617

On June 9, 2022, following the Annual Meeting, the Board of Directors determined, in accordance with the results of the advisory stockholder vote, that the Company will hold an advisory vote on the compensation of the Company’s named executive officers every year until the next required advisory vote on the frequency of such vote, which will occur no later than the Company’s annual meeting of stockholders in 2028.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hydrofarm Holdings Group, Inc.

Date: June 13, 2022	By:	/s/ William Toler
Name: William Toler
Title: Chief Executive Officer